UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 22, 2007

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2007, Wendy’s International, Inc. (the "Company") entered into an employment agreement with Kerrii B. Anderson, the Company’s Chief Executive Officer and President. The employment agreement became effective as of November 10, 2006, the day after the Company announced her appointment as Chief Executive Officer and President, and has a three year term, with an automatic renewal of successive one-year periods (unless either party gives notice of its intent not to renew at least 120 days prior to the term of employment then in effect). The employment agreement provides for an initial annual base salary of $950,000, which may be increased from time to time at the discretion of the Board of Directors or its Compensation Committee.

The agreement provides also for an annual cash bonus payout opportunity based on performance targets, both of which will be established by the Compensation Committee. Mrs. Anderson’s annual bonus payout for fiscal 2006 will be at least $900,000, and may exceed that amount based on the performance of the Company and determined by aggregating (i) the pro-rata bonus based on target bonus criteria established for the CFO position (Mrs. Anderson served as the Company’s CFO for 3.5 months in 2006) plus (ii) the pro-rated bonus based on the 2006 target bonus of $1.8 million established for the CEO position (Mrs. Anderson served as the Company’s CEO for 8.5 months, including months she served as interim CEO, in 2006). For fiscal 2007 and years thereafter, Mrs. Anderson’s annual target bonus will, at a minimum, be set at 100% of her base salary then in effect and she will also be eligible for threshold and maximum bonus amounts as established by the Compensation Committee. The agreement provides also for an annual award, commencing in 2007, of equity-based compensation having an aggregate value of 285% of the base salary as of the grant date; however, Mrs. Anderson’s eligibility for and the amount of those grants are subject to the Company’s compensation policy for senior executives, as determined by the Board of Directors or its Compensation Committee from time to time. During the term of the employment agreement, Mrs. Anderson will also be entitled to participate in the Company’s executive employee benefit plans and programs.

If the Company terminates Mrs. Anderson’s employment for "cause" (as defined in the employment agreement), she will only be entitled to any accrued, but unpaid, obligations. If Mrs. Anderson is terminated without cause or resigns for "good reason" (as defined in the employment agreement), she will be entitled to (i) all accrued, but unpaid, obligations, (ii) a pro-rata portion of the target bonus of the year in which the termination occurs, (iii) one year’s base salary plus payment of the target bonus opportunity for the one-year period following termination, (iv) any stock options or stock appreciation rights that would have otherwise vested within 12 months of the termination, and (v) continuation of employee benefits for one year following the termination event. If Mrs. Anderson dies or becomes disabled during the term of the agreement, her employment will terminate and she (or her estate as the case may be) will be entitled to (a) all amounts earned or accrued and not previously paid, (b) a pro-rata portion of the target bonus of the year in which the termination occurs, (c) the immediate vesting of all unvested equity awards, and (d) continuation of employee benefits for one year following the termination event. Mrs. Anderson has also agreed to certain non-competition provisions during the term of the employment agreement and for up to eighteen months thereafter, depending on the manner of termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

January 26, 2007	By:	Leon M. McCorkle, Jr.

Name: Leon M. McCorkle, Jr.
Title: Executive Vice President, General Counsel and Secretary